Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—March 21, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.040901 per unit, payable on April 14, 2017 to unitholders of record on March 31, 2017. The distribution primarily represents oil production during the month of December 2016 and natural gas production during November 2016.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	74,925	2,417	308,189	10,273	$51.25	$2.50
Prior Month	60,632	2,021	471,853	15,221	$42.85	$2.61

Oil cash receipts for the properties underlying the Trust totaled $3.8 million for the current month, an increase of $1.2 million from the prior month calculation. The increase in the current month is primarily due to multiple months of payments on 3 wells in the Permian Basin, 2 of which reached payout in mid-2013, for which Enduro Resource Partners (“Enduro”), the sponsor of the Trust, was not previously being paid by the operator. Oil cash receipts from these wells totaled $0.8 million, representing over 4 years of revenues, and oil volumes totaled approximately 12,100 Bbls for the same period. Excluding the multiple months of receipts for these wells, oil cash receipts and volumes would have been $3.0 million and approximately 62,800 Bbls (2,025 Bbls/D), respectively, for the current distribution period. Further, the average received wellhead price would have been $48.46 per Bbl, as the payments from several years at higher NYMEX prices increased the average received oil wellhead price reflected in the table above.

Natural gas cash receipts decreased from $1.2 million in the prior distribution period to $0.8 million in the current month as a result of payment timing differences. As previously disclosed, the previous month’s cash receipts were higher than normal due to multiple months of payments from an operator in the East Texas-North Louisiana area that positively impacted the prior month’s distribution period. Natural gas receipts in the prior month’s distribution period included 3 months of gas receipts from this operator, totaling approximately $0.5 million and 210,000 Mcf.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, decreased $0.4 million to $2.5 million, primarily due to a $0.4 million decrease in lease operating expenses. As previously disclosed, the prior month’s lease operating expenses included a $0.3 million adjustment from an operator related to two years of allocated expenses that had not been previously billed. Capital expenditures were $0.4 million during the current month. Total direct operating expenses and capital expenditures relate to expenses incurred during January 2017.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555